Exhibit 10.2

AGREEMENT

THIS AGREEMENT is made this 17th day of February, 2011, between:

FALCONRIDGE OIL CANADA LTD. (hereinafter "Falconridge"),

AND

MEADOW BANK ASSET MANAGEMENT.INC. (hereinafter "Meadowbank")

Hereinafter referred to collectively as the "Parties" and/or "Party"

WHEREAS Falconridge, an oil and gas company, maintains relationships with third party consultants and marketing partners for the implementation of its represented technologies globally.

AND WHEREAS Falconridge is seeking to acquire or form a working relationship with oil well owners throughout Western Canada for the implementation and exploitation of represented technology.

AND WHEREAS Meadowbank has expressed interest in forming a relationship with Falconridge for the sourcing and developing of relationships in the oil and gas industry with primary focus in (but not limited to) the Western Canada Region.

AND WHEREAS Meadowbank desires to identify potential or target oil and gas leases or properties containing petroleum, natural gas, or oil wells (hereinafter “Target” or plural “Targets”), or potential relationships for development and deployment of the Falconridge oil and gas technologies.

AND WHEREAS Falconridge will evaluate properties and potential relationships brought forth for their feasibility, potential value and cost for the purpose of implementation and use of its represented technology and products.

NOW, THEREFORE, in consideration of representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ACTIVITY

Meadowbank, will on a commercially reasonable best efforts basis, attempt to source properties deemed appropriate for implementation of Falconridge's representative technology in the following manner:

1.	Purchase of properties
2.	Licensing / royalty / revenue share arrangements
3.	Establishment of a Joint Venture exploitation agreement
4.	Opportunities related to the deployment of Falconridge represented technologies

REMUNERATION

Falconridge agrees to remunerate Meadowbank as follows in the form of a revenue share:

In the event Falconridge is required to finance the technology implementation:

1.
10% of total gross revenue earned by Falconridge through the establishment of relationships and target as represented by Meadowbank. This revenue share shall be deemed in effect AFTER the initial expenses of enhancement or implementation are recovered from the property.

2.
For clarification (Example: Falconridge finances $100K for implementation of a well which subsequently produces monthly revenue of $120K. The Subsequent revenue share is deemed 30/70 in favour of Falconridge. Falconridge receives a net total of 40% of the gross revenue (or $48K monthly on average). In this example, Meadowbank would receive $0 for the up-front fees, and $4800 per month in going revenue.) In the foregoing example, Meadowbank revenue share would begin after Falconridge recovered their initial expense for implementation.

In the event implementation costs are covered and Falconridge is not required to financing the technology implementation:

1.	20% of total gross revenue earned by Falconridge through the establishment of relationships and target as represented by Meadowbank.

2.	10% of any up-front fees charged for the implementation of the technology.

3.
For clarification (Example: Client is charged $100K for implementation of a well which subsequently produces monthly revenue of $120K. The Subsequent revenue share is deemed 60/40 in favour of the well owner. Falconridge receives a net total of 20% of the gross revenue (or $24K monthly on average). In this example, Meadowbank would receive $10,000 for the up-front fees, and $4800 per month in ongoing revenue). In the foregoing example, Falconridge revenue share would "most likely" begin after the financing party recovered their initial expense for implementation.

In all cases GROSS REVENUE shall be deemed the portion of revenue received by Falconridge. In the event Falconridge is acting on behalf of third parties to the deal, as either clearing agent or paymaster, GROSS REVENUE shall be deemed the amount retained by Falconridge less payments to third parties as their portion of the revenue share, not to include payments made or financial obligations to Meadowbank.

Parties mutually understand that each target put forth has the potential for financial arrangements specific to the target presented. Parties warrant that they will work in the best interest of the parties and the target and specific financial arrangements may be warranted to close on a given target. Any such arrangements must be outlined in writing and agreed to by both parties.

Revenue shall be deemed payable to Meadowbank for the life of the target, and so long as Falconridge shall receive any revenue from the targets as outlined herein.

ACCOUNTING
Falconridge warrants that they will maintain books and records in association with the projects sufficient for review by the Agent to determine accuracy of the outlined payments and revenue share.

TARGET IDENTIFIICATION
Falconridge warrants that any target, or potential target as presented by Meadowbank shall remain the exclusive domain of Meadowbank for a period of 6 months pending its "closing", and for business closed during this period subject to the remuneration as outlined herein. "Closing" is to mean a contract placed forth establishing a relationship between the potential target and Falconridge. Any such defined target shall entite  Meadowbank to the revenue outlined as per the terms of this agreement. Falconridge shall not attempt to circumvent in any way targets, or potential relationships brought forth in good faith by Meadowbank.

In respect to opportunities brought forth by Meadowbank, this agreement shall apply to referrals from those opportunities and referrals through Meadowbank's future marketing efforts. In the event Falconridge is contacted with a target identified as a result of said circumstances, Falconridge will endeavour to inform Meadowbank of the target within a commercially feasible time frame.

CONFIDENTIAL INFORMATION
(a) "Confidential information" means any and all proprietary information provided by either Party at any time, whether or not owned or developed by either Party, including but not limited, to proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, products, potential products, services, client lists and clients, prospective clients, client information, books and records, corporate relationships, suppliers, markets, designs, drawings, technical information, source codes, engineering information, hardware configuration information, and matters of a business nature such as information regarding, marketing, costs, pricing, finances, financial models and projections, billings, business plans or other similar business information whether disclosed orally, in writing or in machine-readable form. All Confidential information shall at all times remain the property of the respective Party providing the confidential information to the other Party.

(b) Parties agree that (i) it shall hold the Confidential information in strict confidence and not disclose such Confidential information to any third parties, including consultants; (ii) it shall disclose the Confidential information only to those employees of the parties who need to know such information in order to carry out the purpose of this agreement and only to the extent necessary for such purpose; (iii) it will not disclose any confidential information to affiliates of parties without prior written consent of the Parties; (iv) it will take all measures necessary to safeguard the confidential information in order to prevent it from falling into the public domain or into the possession of persons other than those authorized hereunder to have any such information; such protective measures shall include but in no event be less than the highest degree of care that parties utilizes to protect its own confidential information of a similar nature; (v) it shall not directly or indirectly, either during or subsequent to the term of this Agreement, disclose the existence, content and/or substance of this agreement or any of the confidential information to any third party, nor utilize the confidential information for its own use or otherwise than in strict compliance with the provisions of this agreement. Parties will advise any employees who are provided access to Confidential Information of the confidential nature thereof and shall be responsible for any breach of this Agreement by its employees.

Confidential information shall not include information for which Parties can demonstrate (i) has been approved for release by written authorization of either Party; (ii) is or becomes part of information in the public domain through no fault of the Parties; (iii) was known by Parties prior to the disclosure thereof by either Party; or (iv) properly comes into possession of Parties from a Third party which is not under any obligation to maintain the confidentiality of such information. Parties may disclose Confidential information pursuant to a judicial or other government order, provided that either Party shall provide the other Party with prompt notice prior to any disclosure so that the notified Party may seek other legal remedies to maintain the confidentiality of such Confidential Information, and Parties shall comply with any applicable protective order or equivalent.

TERMINATION
This agreement may be terminated by either party at any given time that it is established any aspect of the agreement is breached by either party.

Falconridge shall not be liable for any income or lees to Meadowbank, other than those fees for services as outlined Herein. Parties further mutually agree to waive any claim to income not accrued during the period of the agreement, and shall not be held liable for any lost earnings, or claims of lost revenue resulting from termination of the agreement.

CHANGE OR CESSATION OF SERVICES
Parties warrant and understand that Falconridge, through no fault of its own, may cease operations or become restricted to the implementation of its representative technologies at any time either forcibly or through its sole discretion. Meadowbank hereby covenants and agrees to indemnify and save harmless Falconridge and any of its respective directors, officers or employees, from and against all losses, claims, damages or liabilities caused by or arising, directly from a change or a cessation of services. Falconridge will be required to notify the Meadowbank of any such occurrence as soon as it is reasonably possible. A change of ownership of Falconridge will trigger a continuity of fees as outlined in the section "Remuneration".

GENERAL PROVISIONS

Binding Effect/Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective representatives, successors and permitted assigns. Parties may assign this agreement by mutual consent provided the terms of this agreement and ability to perform parties responsibilities outlined herein are maintained by the assigned party. Parties agree that consent of assignment will not be reasonably withheld unless there is a cause or concern that the assigned party may not be able to perform responsibilities outlined herein. Subject to the foregoing, this Agreement shall be binding upon and for the benefit of Parties and each of their respective successors and permitted assigns, and no other person shall acquire or have any rights under this Agreement.

Force Majeure. No party shall be responsible to another for non-performance occasioned by any causes beyond his control, including without limiting the generality of the foregoing, acts of civil military authority, strike, lockouts, embargoes, insurrections, act of God or inability to obtain supply. If any such delay occurs, any applicable time period shall be automatically extended for a period of equal to the tiem lost, provided that the party affected makes reasonable efforts to correct the reason for such delay and gives the other party prompt notice of any such delay.

Governing Law. This Agreement shall be governed by the laws of the Province of Ontario without giving effect to the conflicts of law principles thereof. Each of the parties hereby submits itself to the  nonexclusive jurisdiction and venue of the courts of the Province of Ontario for the purposes of any such action and agrees that service of process may be effected by the delivery of the summons via certified or registered mail. In the event the aforementioned venue is unable to provide the necessary jurisdictional process, a Jurisdiction may be chosen appropriate to facilitate remedy by law of any dislpute.

Entire Agreement/Amendment. This Agreement constitutes the entire Agreement of the parties hereto and supersede all prior written or oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may not be amended except in writing and signed by Falconridge and a party to the agreement and shall then be binding upon the signing party only.

Notices. Any notice which either party may desire to give the other party must be in writing and may be given by (i) personal delivery to an officer of the party, (ii) by mailing the same by registered or certified mail, return receipt requested, or by nationally recognized express courier service to the party to whom the party is directed at the address of such party as set forth at the beginning of this Agreement, or such other address as the parties may hereinafter designate, and (iii) by facsimile subsequently to be confirmed in writing.

Cooperation. Each party agrees to execute and deliver such further documents and to cooperate as may be necessary to implement and give effect to the provisions contained herein. Each party further agrees to provide a best effort to the well being and financial security in meeting the obligations of each party as outlined herein.

Attorneys Fees. In the event there is any dispute concerning the terms of this Agreement or the performance of any party hereto pursuant to the terms of this agreement, and any party hereto retains counsel for the purpose of enforcing any of the provisions of this Agreement or asserting the terms of this Agreement in defense of any suit filed against said party, each party shall be solely responsible for its own costs and attorney's fees incurred in connection with the dispute irrespective of whether or not a lawsuit is actually commenced or prosecuted to conclusion.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section Headings. Section headings in this Agreement are for convenience only, and shall not be used in construing the Agreement.

Severability. A judicial determination that any provision of this Agreement is invalid in whole or in part shall not affect the enforceability of those provisions found to be valid.

No implied Waivers. If either party fails to require performance of any duty hereunder by any other party, such failure shall not affect its right to require performance of that or any other duty thereafter. The waiver by either party of a breach of any provision of this Agreement shall not be a waiver of the provision itself of any breach thereafter, or a waiver of any other provisions herein.

Entirety. This document contains the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof. No waiver or modification of any of the provisions of this Agreement unless authorized in writing by parties herein.

Authorized Representatives. Parties warrant that they are able to enter this agreement and there are no outstanding considerations or obligations which may prohibit the activities or obligations outlined herein. This would include but not be limited to any form of non-compete or non-solicitation which may result in limiting the performance of other party.

WHEREOF, the parties have caused this Agreement to be agreement as of the date written above.

"FALCONRIDGE"

/s/Mark Pellicane	Date:	Feb 18th, 2011
Per: Mark Pellicane, President On behalf of Falconridge

"MEADOWBANK"

/s/Rawn Lakhan	Date:	Feb 18th, 2011
Per: Rawn Lakhan, President On behalf of Meadowbank